Exhibit 99.2

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
Neenah Enterprises, Inc. and Neenah Foundry Company Announce Acquisition of Morgan’s Welding, Inc.
Neenah, WI — Monday, August 11, 2008
Neenah Enterprises, Inc. and Neenah Foundry Company (collectively, the “Company”) announced today that a newly-created wholly-owned subsidiary of the Company has purchased substantially all of the business and assets of Morgan’s Welding, Inc., a steel fabricator located in Pennsylvania, for a cash purchase price of $3.85 million plus the assumption of approximately $0.3 million of current liabilities, subject to a working capital adjustment. Upon closing, the new subsidiary changed its name to Morgan’s Welding, Inc.
The purchase was financed through borrowings under the Company’s existing credit facility. The Company expects this acquisition to significantly improve its ability to service customers in the municipal markets in the Northeastern United States by allowing it to package fabricated steel gratings with its iron casting products, thus offering a more complete array of street drainage products to the marketplace. Additionally, the Company will stage a distribution facility at the Pennsylvania location enabling it to further extend product availability into Northeastern markets.
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.
Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” involve risks and uncertainties that could cause our actual results to differ materially from those currently anticipated. Forward-looking statements give our current expectations or forecasts of future events. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include material disruptions to the major industries we serve; continued price fluctuations in the scrap metal market; increases in price or interruptions in the availability of metallurgical coke; regulatory restrictions or requirements; developments affecting the valuation or prospects of the casting and forging industries generally or our business in particular; the outcome of legal proceedings in which we are involved; and other factors described or referenced in our

Form 10-K for the year ended September 30, 2007 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this press release. We undertake no obligation to publicly release any revisions to the forward-looking statements after the date of this document.
Contacts:
Neenah Foundry Company
Robert Ostendorf
920-725-7000